EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Community FINANCIAL System, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $1.00 per share	Other	25,000(4)	$47.51	$1,187,750	0.00014760	$175.31
Equity	Common Stock, par value $1.00 per share	Other	34,000(5)	$47.51	$1,615,340	0.00014760	$238.42
Equity	Common Stock, par value $1.00 per share	Other	14,000(6)	$47.51	$665,140	0.00014760	$98.17
Equity	Common Stock, par value $1.00 per share	Other	800(7)	$47.51	$38,008	0.00014760	$5.61
Equity	Common Stock, par value $1.00 per share	Other	1,400(8)	$47.51	$66,514	0.00014760	$9.82

	Total Offering Amounts				$3,572,752		$527.34

	Total Fee Offsets(9)						$0

	Net Fee Due						$527.34

(1)	This registration statement registers the shares of Common Stock set forth above, and pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares of Common Stock which may be issuable under the Community Financial System, Inc. Deferred Compensation Plan for Directors, as amended, the Merchants Bancshares, Inc. 1996 Amended and Restated Compensation Plan for Non-Employee Directors, the Merchants Bancshares, Inc. and Subsidiaries Amended and Restated 2008 Compensation Plan for Non-Employee Directors and Trustees, the Merchants Bank Amended and Restated Deferred Compensation Plan for Directors and the Merchants Bank Salary Continuation Plan to reflect stock splits, stock dividends, mergers and other capital changes.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 10, 2024.

(3)	Rounded up to the nearest penny.

(4)	Represents 25,000 additional shares of Common Stock reserved for issuance under the Community Financial System, Inc. Deferred Compensation Plan for Directors, as amended.

(5)	Represents 34,000 additional shares of Common Stock reserved for issuance under the Merchants Bancshares, Inc. 1996 Amended and Restated Compensation Plan for Non-Employee Directors.

(6)	Represents 14,000 additional shares of Common Stock reserved for issuance under the Merchants Bancshares, Inc. and Subsidiaries Amended and Restated 2008 Compensation Plan for Non-Employee Directors and Trustees.

(7)	Represents 800 additional shares of Common Stock reserved for issuance under the Merchants Bank Amended and Restated Deferred Compensation Plan for Directors.

(8)	Represents 1,400 additional shares of Common Stock reserved for issuance under the Merchants Bank Salary Continuation Plan.

(9)	The Registrant does not have any fee offsets.